EXHIBIT 10.1

Amendment to Form of Severance Letter Agreement
between the Company and Terry Vandewarker

March 14, 2001

Mr. Terry Vandewarker
6059 Cornerstone Court West
San Diego, CA  92121

Dear Mr. Vandewarker:

                We are pleased to inform you that the Company’s Board of Directors has recently approved an amendment to your existing special severance benefit program established for you on January 21, 2000 (“Letter Agreement”). The purpose of this letter is to set forth those changes, and to evidence your agreement to them. Unless specifically noted in this letter, all of the terms and condition of your existing Letter Agreement will be preserved.

                The following Section of your Letter Agreement is hereby amended and restated in its entirety to read as follows:

PART TWO — CHANGE IN CONTROL BENEFITS

                Subject to the release requirement of Part Four of this letter agreement, should your employment be terminated Without Cause within eighteen (18) months after a Change in Control, then you will become entitled to receive the special severance benefits provided in this Part Two.

                You will be entitled to a lump sum payment equal to two (2.0) times your Total Compensation and payable within thirty (30) days after your termination Without Cause.

                Your payments will be subject to the Company’s collection of applicable federal and state income and employment withholding taxes.

                Each of your outstanding Options shall (to the extent not then otherwise fully excercisable) automatically accelerate so  that each such Option shall become fully vested and immediately excercisable for the total number of shares of Common Stock at the time subject to that Option.  Each such accelerated Option, together with all of your other vested Options, shall remain excercisable for fully-vested shares until the earlier of (i) the expiration date of the option term or (ii) the end of the three (3)-month period measured from the date of your Termination Without Cause.

                Please indicate your agreement to the foregoing by signing the enclosed copy of this letter and returning it to the Company.

Very truly yours,

ENCAD, INC.

By: /s/ Charles E. Volpe
Name: Charles E. Volpe
Title: Director

AGREEMENT

                I hereby agree to and accept all of the modifications to the terms and provisions of the Letter Agreement made hereinabove, governing the severance benefits to which I may become entitled upon a termination of my employment under certain prescribed circumstances.

Dated: April 25, 2001

/s/ Terry Vandewarker
Terry Vandewarker